Exhibit 99.1

CORNING NATURAL GAS CORPORATION

INSTRUCTIONS AS TO THE USE OF SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK

OR BROKER AS TO ANY QUESTIONS

NOTICE: Initial Expiration Date [August 27], 2010, 5:00 p.m. New York City time.

Rights not properly exercised by the Expiration Date will expire.

The following instructions relate to a rights offering (the "Rights Offering") by Corning Natural Gas Corporation, a New York corporation ("Corning"), to the holders of record (the "Recordholders") of its common stock, par value $5.00 per share (the "Common Stock"), as described in Corning's Prospectus, dated June __, 2010 (the "Prospectus"). Recordholders of Common Stock at the close of business on [July 9], 2010 (the "Record Date"), are receiving transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock ("Shares"). An aggregate of ______ Shares are being offered by the Prospectus. Each Recordholder will receive one Right for each ten (10) shares of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [August 27], 2010, unless extended in the sole discretion of Corning (as it may be extended, the "Expiration Date"). If Corning extends the time for exercising the Rights, it will not extend such time more than 30 days past the original expiration date. After the Expiration Date, unexercised Rights will be null and void. Corning will not be obligated to honor any purported exercise of Rights received by Registrar and Transfer Company (the "Subscription Agent") after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Corning may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates").

Each Right allows the holder thereof to subscribe for one Share (the "Basic Subscription Privilege") at the cash price of $18.00 per Share (the "Subscription Price").

In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $18.00 per Share for Shares that are not purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Corning will allocate the remaining Excess Shares pro rata among those holders of Rights who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of Shares that each holder of Rights has purchased by exercising their Over-Subscription Privilege. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering. See "The Rights Offering - Subscription Privileges" in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or transfer of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

Your Subscription Rights Certificate or notice of guaranteed delivery, and subscription price payment, including final clearance of any checks, must be received by the Subscription Agent, on or before 5:00 p.m., New York City time, on the Expiration Date. Once a holder of Rights has exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire without value.

1. Method of Subscription - Exercise of Rights.

To exercise your Rights, complete the Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing your Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Shares being subscribed for (a) by personal check drawn upon a U.S. bank or by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at:

Wachovia Bank, N.A.

ABA No. 031-201-467

Account #xxx-xxx-xxx-9168

(such account, the "Subscription Account"). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Subscribers who elect to submit payment by wire transfer must notify the Subscription Agent prior to initiating the wire transfer via email at corningrights@rtco.com or facsimile at (908) 497-2311. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by check, bank draft or money order, please reference your Subscription Rights Certificate number on your check, bank draft or money order. If paying by personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of wire transfer of funds.

The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail/Hand Delivery/Overnight Courier

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

Attn: Reorganization Department

Telephone Number for Confirmation: (800) 368-5948

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact the Subscription Agent.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form described in these instructions (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of Shares being subscribed for pursuant to your Basic Subscription Privilege and the number of Shares, if any, being subscribed for pursuant to the Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (908) 497-2311). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Corning, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege.

If you exercise less than all of the Rights evidenced by your Subscription Rights Certificate by so indicating in the Form of Election to Purchase on the reverse side of your Subscription Rights Certificate, the Subscription Agent, (i) if you so request, will either issue to you a new Subscription Rights Certificate evidencing the unexercised Rights or (ii) if you so indicate in the Assignment Form on the reverse side of your Subscription Rights Certificate, will transfer the unexercised Rights in accordance with your instructions. A new Subscription Rights Certificate will be issued to you or transferred according to your instructions upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Subscription Rights Certificate no later than 5:00 p.m., New York City time, on [August 24], 2010, the third business day prior to the initial Expiration Date. After such date no new Subscription Rights Certificates will be issued. Accordingly, after such date if you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Certificates will be at your own risk.

If you do not indicate the number of Subscription Rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, the Subscription Agent will attempt to contact you to correct the discrepancy. However, if the Subscription Agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Basic Subscription Privilege. Neither the Subscription Agent nor the Company will be liable for failure to contact you.

2. Issuance of Shares of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on the reverse side of your Subscription Rights Certificate under the heading "Delivery to a Different Address."

a. Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock underlying the Shares purchased pursuant to the Basic Subscription Privilege. See "The Rights Offering - Subscription Privileges - Basic Subscription Privilege" in the Prospectus.

b. Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock underlying the Shares, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See "The Rights Offering - Subscription Privileges - Over-Subscription Privilege" in the Prospectus.

c. Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3. Sale or Transfer of Rights.

a. Sale of Rights through a Bank or Broker. To sell all Rights evidenced by a Subscription Rights Certificate through your bank or broker, sign the Assignment Form on the reverse side of your Subscription Rights Certificate leaving the rest of the form blank (your broker will add the buyer's name later). You must have your signature on the Assignment Form guaranteed by an Eligible Institution and deliver your Subscription Rights Certificate and the accompanying envelope to your bank or broker. Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If the Assignment Form is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 4 of these instructions. The Subscription Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

b. Transfer of Rights to a Designated Transferee. To transfer all of your Rights to a transferee other than a bank or broker, you must complete the Assignment Form in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an Eligible Institution. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and the Over-Subscription Privilege) and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

c. Transfer of Rights. Rights holders wishing to transfer a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by such new Subscription Rights Certificates to be exercised or sold by the recipients thereof. The Subscription Agent will facilitate transfers of Subscription Rights Certificates only until 5:00 p.m., New York City time, on [August 24], 2010, the third business day before the initial Expiration Date.

d. Liability. Neither Corning nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

e. Commissions, Fees, and Expenses. Corning will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities that they may incur in connection with the Rights Offering. All commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Corning or the Subscription Agent.

4. Division of Subscription Rights Certificate into Smaller Denominations.

To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. The Subscription Agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City time, on [August 24], 2010, three business days prior to the initial Expiration Date. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. Subscription Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive the new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither Corning nor the Subscription Agent will be liable to either a transferor or transferee for any delays.

5. Execution.

a. Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b. Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c. Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment instructions.

6. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that you send your certificates and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

7. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the "Book-Entry Transfer Facility"), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.